Exhibit 99.1

Press Release January 25, 2023	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Reports Fourth Quarter and

Record Annual 2022 Results

FORT WAYNE, INDIANA, January 25, 2023 / PRNewswire /

Annual 2022 Performance Highlights:

▪	Record net sales of $22.3 billion
▪	Record operating income of $5.1 billion and net income of $3.9 billion
▪	Record cash flow from operations of $4.5 billion and adjusted EBITDA of $5.5 billion
▪	Record steel fabrication segment earnings of $2.4 billion
▪	Record steel and steel fabrication shipments of 12.2 million tons and 856,000 tons, respectively
▪	Added to the S&P500® Index
▪	Share repurchases of $1.8 billion of the company’s common stock, representing 12 percent of its outstanding shares

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced fourth quarter and annual 2022 financial results. The company reported fourth quarter 2022 net sales of $4.8 billion and net income of $635 million, or $3.61 per diluted share. Excluding the impact from the following items, the company’s fourth quarter adjusted net income was $769 million, or $4.37 per diluted share:

▪	Additional performance-based companywide special compensation of $24 million, or $0.09 per diluted share, awarded to all non-executive, eligible team members in recognition of the company’s exceptional annual performance, and
▪	Costs of $168 million, or $0.67 per diluted share, associated with startup of the company's Sinton Texas Flat Roll Steel Mill growth investment.

The company also realized a fourth quarter 2022 benefit of $19 million, or $0.11 per diluted share, related to state and federal prior year return to provision reconciliations.

Comparatively, the company’s sequential third quarter 2022 earnings were $5.03 per diluted share, and adjusted earnings were $5.46 per diluted share, excluding costs of $0.43 per diluted share associated with the startup of Sinton. Prior year fourth quarter earnings were $5.49 per diluted share and adjusted earnings were $5.78 per diluted share, excluding costs of $0.18 per diluted share associated with Sinton, additional performance-based companywide special compensation of $0.08 per diluted share, and a contribution to the company’s charitable foundation of $0.04 per diluted share.

“The team delivered a tremendous operational and financial performance during 2022, achieving record net sales of $22.3 billion, operating income of $5.1 billion, and adjusted EBITDA of $5.5 billion,” said Mark D. Millett, Chairman, President, and Chief Executive Officer. “Numerous individual operating and financial records were attained during the year. Across the company, our teams achieved best-in-class performance, while keeping each other safe. I am proud to work alongside each of them. Based on their performance, we achieved record annual cash flow from operations of $4.5 billion and ended the year with record liquidity of $3.4 billion, while at the same time meaningfully growing our business through significant organic growth investments, acquisitions, maintaining a positive cash dividend profile, and executing on our share repurchase program. We believe we are already one of the lowest carbon emission steel producers in the world, yet our teams continue to make great progress toward achieving our decarbonization goals. We have a firm foundation for our continued long-term, strategic growth, and ongoing value creation.

“Domestic steel demand was solid throughout the year supported most significantly by the construction, automotive, industrial, and energy sectors,” continued Millett. “Customer steel inventories remained at below historical averages for most of the year, allowing for steady order patterns. Our steel operations achieved record 2022 annual shipments of 12.2 million tons and its second highest annual operating income of $3.1 billion. The strength in the non-residential construction market drove earnings for our steel fabrication business, resulting in record annual shipments of 856,000 tons and record 2022 operating income of $2.4 billion. Despite a challenging pricing environment throughout much of the year, our metals recycling teams achieved operating income of $130 million. The strength of our diversified, value-added circular manufacturing model was certainly evidenced in 2022.”

Fourth Quarter 2022 Comments

Fourth quarter 2022 operating income for the company’s steel operations was $178 million, lower than sequential third quarter results, based on seasonally lower shipments and metal spread compression, particularly within the company’s flat rolled operations. Metal spread compression was amplified by higher raw material costs, as the company’s steel operations work through high priced pig iron ordered in early 2022 in reaction to the Ukraine and Russia supply-chain disruptions. The fourth quarter 2022 average external product selling price for the company’s steel operations decreased $257 sequentially to $1,124 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills declined $58 to $414 per ton.

Fourth quarter operating income from the company’s metals recycling operations improved sequentially to $14 million, based on stronger shipments and increased metal margins, which more than offset lower ferrous and nonferrous scrap selling values. The company believes North American scrap prices have firmed with expectations for somewhat seasonally stronger pricing in the first quarter 2023.

The company’s steel fabrication business achieved another record quarter, with operating income of $682 million, based on steady realized selling values, lower steel input costs, and a continued steady non-residential construction demand environment. Fourth quarter 2022 steel fabrication shipments of 209,000 tons were strong, and the outlook remains positive, supported by strong product pricing and the company’s order backlog extending well into 2023.

Annual 2022 Comparison

Annual 2022 net income was a record $3.9 billion, or $20.92 per diluted share, with record net sales of $22.3 billion, as compared to net income of $3.2 billion, or $15.56 per diluted share, with net sales of $18.4 billion in 2021. Excluding the impact from the following items, the company’s 2022 adjusted net income was $4.2 billion, or $22.68 per diluted share:

▪	Additional performance-based companywide special compensation of $24 million, or $0.09 per diluted share, awarded to all non-executive, eligible team members in recognition of the company’s exceptional record annual performance, and
▪	Costs of $439 million, or $1.66 per diluted share, associated with construction and startup of the company's Sinton Texas Flat Roll Steel Mill growth investment.

Similarly, adjusting for the company’s Texas steel mill construction costs, performance based special compensation, and a contribution to the company’s charitable foundation, annual 2021 net income would have been $3.3 billion, or $16.09 per diluted share.

Annual 2022 record net sales increased 21 percent and operating income increased 18 percent to a record $5.1 billion, when compared to 2021. Higher net sales and earnings were driven by record product pricing and volume within the company’s steel fabrication business, resulting in record annual segment operating income of $2.4 billion. In comparison to last year, average 2022 annual steel fabrication selling values more than doubled to $4,976 per ton. Operating income for the company’s steel operations was $3.1 billion in 2022, based on record volume and stable average steel product pricing coupled with a six percent increase in average per ton melted scrap costs.

Based on the company’s differentiated business model and highly, variable cost structure, the company achieved record annual cash flow from operations of $4.5 billion during 2022. The company also invested $909 million in capital investments, funded growth acquisitions of $357 million, paid cash dividends of $237 million, and repurchased $1.8 billion of its common stock representing 12 percent of its outstanding shares, while increasing liquidity to a record $3.4 billion as of December 31, 2022.

Outlook

“Customer order entry activity continues to be healthy across our businesses,” said Millett. “Steel pricing has firmed, and our order activity and backlogs remain solid. We believe North American steel consumption will increase in 2023, and that demand for lower-carbon emission, U.S. produced steel products coupled with lower imports will support steel pricing. Our steel fabrication operation’s order backlog also remains historically strong based on volume and forward pricing levels reaching past the first half of 2023. Since acquiring ROCA in October, their integration into our Mexican metals recycling operations is also proceeding well and will benefit our scrap and steel businesses in 2023. This environment, in combination with our existing and recently announced expansion initiatives, are firm drivers for our continued growth in the coming years.

“Steel Dynamics is in a position of strength as we enter 2023. We are ramping up operations at our new state-of-the-art electric arc furnace flat rolled steel mill located in Texas. The product quality is excellent, and grade development and dimensional tolerances have exceeded our expectations. Based on our current forecast, we expect Sinton’s annual utilization to be around 80 percent for 2023. Also, our four additional value-added flat rolled steel coating lines comprised of two paint lines and two galvanizing lines with Galvalume® coating capability, are expected to begin operating in the second half of 2023. One set will be located onsite at Sinton, providing it with the same diversification and higher-margin product capabilities as our two existing flat rolled steel divisions. The other two lines will be placed at our Heartland Flat Roll Division to support growing coated flat rolled steel demand in the region and to further increase the diversification and cash generation capacity of our existing Midwest operations.

“We are quickly progressing on our aluminum flat rolled products mill and are incredibly excited about this meaningful growth opportunity, which is aligned with our existing business and operational expertise,” said Millett. “The team has placed orders for critical equipment, and the rolling mill site location in Columbus, Mississippi is exceptional. We have intentionally grown with our customers’ needs, providing efficient sustainable supply-chain solutions for the highest quality products. Thus far, this has primarily been achieved within the steel industry — however, a significant number of our flat rolled steel customers are also consumers and processors of aluminum flat rolled products. We are pleased to further diversify our end markets with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. We believe our unique performance-based operating culture, coupled with our considerable experience in successfully constructing and operating cost-effective, highly profitable flat rolled steel mills, positions us exceptionally well to execute this strategic opportunity and to deliver strong long-term value creation. Our customers and our people are also incredibly excited for this growth opportunity.

“Our commitment is to the welfare and safety of our teams, families, and communities, while meeting the growing needs of our customers. Our culture and business model continue to positively differentiate our performance compared to others. We believe there are strong drivers for our continued growth, and we remain in a position of strength. Our planned investments in a new state-of-the-art low-carbon aluminum flat rolled mill and associated recycled aluminum slab centers continues our strategic growth, is aligned with our core steelmaking and recycling platforms, benefits many of our existing customers, and provides for future value creation. We are well-positioned for sustainable long-term growth,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss fourth quarter and annual 2022 operating and financial results on Thursday, January 26, 2023, at 10:00 a.m. Eastern Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com. A replay of the call will be available on our website until 11:59 p.m. Eastern Time on February 1, 2023.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant-bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This report contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate","intend","believe","estimate","plan","seek","project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel and North American aluminum flat rolled supply deficit, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as the COVID-19 pandemic; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations or regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; (17) the impacts of impairment charges; (18) unanticipated difficulties in integrating or starting up new assets; and (19) risks and uncertainties involving product and/or technology development.

More specifically, refer to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact: Investor Relations — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Year Ended		Three Months
	December 31,		December 31,		Ended
	2022	2021	2022	2021	Sept. 30, 2022
Net sales	$4,826,287	$5,310,657	$22,260,774	$18,408,850	$5,651,707
Costs of goods sold	3,838,740	3,548,820	16,142,943	13,046,426	4,187,278
Gross profit	987,547	1,761,837	6,117,831	5,362,424	1,464,429

Selling, general and administrative expenses	142,602	182,290	545,621	643,976	132,627
Profit sharing	79,218	143,243	452,551	388,111	105,122
Amortization of intangible assets	6,679	7,178	27,837	29,232	6,836
Operating income	759,048	1,429,126	5,091,822	4,301,105	1,219,844

Interest expense, net of capitalized interest	23,855	12,338	91,538	57,209	25,347
Other expense (income), net	(23,257)	7,940	(20,785)	34,826	(13,975)
Income before income taxes	758,450	1,408,848	5,021,069	4,209,070	1,208,472

Income tax expense	119,439	313,151	1,141,577	962,256	289,997
Net income	639,011	1,095,697	3,879,492	3,246,814	918,475
Net income attributable to noncontrolling interests	(4,147)	(5,192)	(16,818)	(32,748)	(4,150)
Net income attributable to Steel Dynamics, Inc.	$634,864	$1,090,505	$3,862,674	$3,214,066	$914,325

Basic earnings per share attributable to
Steel Dynamics, Inc. stockholders	$3.63	$5.53	$21.06	$15.67	$5.07

Weighted average common shares outstanding	174,706	197,346	183,393	205,115	180,264

Diluted earnings per share attributable to
Steel Dynamics, Inc. stockholders, including the
effect of assumed conversions when dilutive	$3.61	$5.49	$20.92	$15.56	$5.03

Weighted average common shares
and share equivalents outstanding	175,892	198,794	184,622	206,615	181,613

Dividends declared per share	$0.34	$0.26	$1.36	$1.04	$0.34

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
Assets	2022	2021
	(unaudited)
Current assets
Cash and equivalents	$1,628,417	$1,243,868
Short-term investments	628,215	-
Accounts receivable, net	2,056,051	1,916,434
Inventories	3,129,964	3,531,130
Other current assets	195,371	209,591
Total current assets	7,638,018	6,901,023

Property, plant and equipment, net	5,373,665	4,751,430

Intangible assets, net	267,507	295,345

Goodwill	502,067	453,835

Other assets	378,727	129,601
Total assets	$14,159,984	$12,531,234
Liabilities and Equity
Current liabilities
Accounts payable	$1,017,238	$1,280,555
Income taxes payable	6,520	13,746
Accrued expenses	951,204	835,894
Current maturities of long-term debt	57,334	97,174
Total current liabilities	2,032,296	2,227,369

Long-term debt	3,013,241	3,008,702

Deferred income taxes	889,103	854,905

Other liabilities	129,539	120,087
Total liabilities	6,064,179	6,211,063

Commitments and contingencies

Redeemable noncontrolling interests	181,503	211,414

Equity
Common stock	650	649
Treasury stock, at cost	(4,459,513)	(2,674,267)
Additional paid-in capital	1,212,566	1,218,933
Retained earnings	11,375,765	7,761,417
Accumulated other comprehensive income (loss)	889	(2,091)
Total Steel Dynamics, Inc. equity	8,130,357	6,304,641
Noncontrolling interests	(216,055)	(195,884)
Total equity	7,914,302	6,108,757
Total liabilities and equity	$14,159,984	$12,531,234

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Operating activities:
Net income	$639,011	$1,095,697	$3,879,492	$3,246,814

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	102,241	86,280	384,202	347,653
Equity-based compensation	19,559	20,950	59,240	57,715
Deferred income taxes	33,200	133,533	37,186	322,007
Other adjustments	97	(325)	(1,795)	(3,240)
Changes in certain assets and liabilities:
Accounts receivable	306,990	(23,639)	(110,560)	(944,516)
Inventories	258,871	(633,359)	413,262	(1,685,834)
Other assets	2,390	16,327	(6,884)	(2,491)
Accounts payable	(136,279)	85,173	(289,042)	557,735
Income taxes receivable/payable	(115,199)	(192,712)	31,623	(105,921)
Accrued expenses	32,547	135,974	63,679	414,214
Net cash provided by operating activities	1,143,428	723,899	4,460,403	2,204,136

Investing activities:
Purchases of property, plant and equipment	(344,201)	(204,541)	(908,902)	(1,006,239)
Purchases of short-term investments	(292,886)	-	(927,584)	-
Proceeds from maturities of short-term investments	248,156	-	297,950	-
Business combinations, net of cash acquired	(86,452)	-	(134,090)	-
Investments in unconsolidated affiliates	-	-	(222,480)	-
Other investing activities	6,497	3,546	15,837	6,819
Net cash used in investing activities	(468,886)	(200,995)	(1,879,269)	(999,420)

Financing activities:
Issuance of current and long-term debt	414,324	456,644	1,465,257	1,516,556
Repayment of current and long-term debt	(380,424)	(426,664)	(1,507,475)	(1,522,002)
Dividends paid	(60,032)	(51,943)	(237,163)	(212,968)
Purchase of treasury stock	(413,015)	(329,818)	(1,800,905)	(1,060,632)
Other financing activities	(27,473)	(22,955)	(116,298)	(50,423)
Net cash used in financing activities	(466,620)	(374,736)	(2,196,584)	(1,329,469)

Increase (decrease) in cash, cash equivalents, and restricted cash	207,922	148,168	384,550	(124,753)
Cash, cash equivalents, and restricted cash at beginning of period	1,425,997	1,101,201	1,249,369	1,374,122
Cash, cash equivalents, and restricted cash at end of period	$1,633,919	$1,249,369	$1,633,919	$1,249,369

Supplemental disclosure information:
Cash paid for interest	$41,498	$41,158	$100,994	$103,374
Cash paid for income taxes, net	$196,494	$366,322	$1,063,844	$737,157

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Fourth Quarter		Year to Date
	2022	2021	2022	2021	1Q 2022	2Q 2022	3Q 2022
External Net Sales
Steel	$2,937,034	$3,786,221	$14,562,377	$13,199,142	$3,762,496	$4,142,021	$3,720,826
Steel Fabrication	1,089,979	680,006	4,245,986	1,761,647	929,981	1,085,753	1,140,273
Metals Recycling	463,282	550,674	2,164,708	2,183,472	579,625	649,736	472,065
Other	335,992	293,756	1,287,703	1,264,589	297,800	335,368	318,543
Consolidated Net Sales	$4,826,287	$5,310,657	$22,260,774	$18,408,850	$5,569,902	$6,212,878	$5,651,707
Operating Income
Steel	$178,487	$1,366,880	$3,110,355	$4,376,079	$1,166,945	$1,106,659	$658,264
Steel Fabrication	681,904	237,639	2,424,819	365,414	466,916	599,232	676,767
Metals Recycling	14,240	43,581	129,933	195,464	48,146	57,629	9,918
	874,631	1,648,100	5,665,107	4,936,957	1,682,007	1,763,520	1,344,949

Non-cash amortization of intangible assets	(6,679)	(7,178)	(27,837)	(29,232)	(7,162)	(7,160)	(6,836)
Profit sharing expense	(79,218)	(143,243)	(452,551)	(388,111)	(128,469)	(139,742)	(105,122)
Non-segment operations	(29,686)	(68,553)	(92,897)	(218,509)	(51,509)	1,445	(13,147)
Consolidated Operating Income	$759,048	$1,429,126	$5,091,822	$4,301,105	$1,494,867	$1,618,063	$1,219,844
Adjusted EBITDA
Net income	$639,011	$1,095,697	$3,879,492	$3,246,814	$1,107,354	$1,214,652	$918,475
Income taxes	119,439	313,151	1,141,577	962,256	350,376	381,765	289,997
Net interest expense	5,032	11,999	62,148	55,852	16,055	24,159	16,902
Depreciation	93,960	77,438	349,971	311,972	78,790	86,943	90,278
Amortization of intangible assets	6,679	7,178	27,837	29,232	7,162	7,160	6,836
Noncontrolling interest (a)	(4,839)	(5,242)	(18,373)	(33,257)	(3,272)	(5,456)	(4,806)
EBITDA	859,282	1,500,221	5,442,652	4,572,869	1,556,465	1,709,223	1,317,682
Non-cash adjustments
Unrealized (gains) losses	8,361	(2,856)	713	(2,048)	300	(14,001)	6,053
Inventory valuation	9,143	6,101	37,292	6,495	11,125	9,328	7,696
Equity-based compensation	29,425	23,119	69,219	80,163	19,794	5,482	14,518
Adjusted EBITDA	$906,211	$1,526,585	$5,549,876	$4,657,479	$1,587,684	$1,710,032	$1,345,949

Other Operating Information
Steel
Average external sales price (Per ton) (b)	$1,124	$1,662	$1,399	$1,381	$1,561	$1,539	$1,381
Average ferrous cost (Per ton melted) (c)	$414	$490	$475	$447	$474	$538	$472

Flat Roll shipments
Butler, Columbus, and Sinton	1,761,738	1,416,890	6,771,141	5,868,734	1,551,845	1,690,832	1,766,726
Steel Processing divisions (d)	404,309	404,733	1,673,967	1,653,433	411,653	432,701	425,304
Long Product shipments
Structural and Rail Division	408,109	460,651	1,865,405	1,933,433	466,821	513,170	477,305
Engineered Bar Products Division	206,035	199,546	894,374	809,808	226,053	227,293	234,993
Roanoke Bar Division	126,346	132,318	589,449	595,879	143,619	157,652	161,832
Steel of West Virginia	87,701	86,381	363,832	356,353	94,837	92,597	88,697
Total Shipments (Tons)	2,994,238	2,700,519	12,158,168	11,217,640	2,894,828	3,114,245	3,154,857

External Shipments (Tons) (b)	2,614,079	2,277,865	10,410,469	9,559,617	2,409,763	2,691,918	2,694,709

Steel Mill Production (Tons)	2,681,597	2,395,437	10,720,704	9,844,170	2,508,184	2,737,460	2,793,463
Metals Recycling
Nonferrous shipments (000's of pounds)	268,471	274,479	1,053,852	1,093,472	260,890	266,781	257,710
Ferrous shipments (Gross tons)	1,357,706	1,275,062	5,301,774	5,442,478	1,265,222	1,358,729	1,320,117
External ferrous shipments (Gross tons)	527,699	434,335	1,826,112	1,867,810	437,228	438,001	423,184
Steel Fabrication
Average sales price (Per ton)	$5,222	$3,325	$4,976	$2,236	$4,424	$5,001	$5,245
Shipments (Tons)	208,956	204,497	855,641	789,118	210,237	218,007	218,441

(a)   Net of income tax expense (benefit) on noncontrolling interests.

(b)   Represents all steel operations

(c)   Represents ferrous cost per ton melted at our electric arc furnace steel mills

(d)   Includes Heartland, The Techs, and United Steel Supply operations